Nuveen Real Asset Income and Growth Fund N-2A

Exhibit 99(s)

Calculation of Filing Fee Tables

Form N-2
(Form Type)

Nuveen Real Asset Income & Growth Fund
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares, $0.01 par value per share, and Preferred Shares	Other(1)	12,226,855	$13.80(1)	$168,730,599(1)	0.00013810	$23,301.70
	Other	Rights to purchase Common Shares(2)	—	—	—	—	—	—
Fees Previously Paid	Equity	Common Shares, $0.01 par value per share, and Preferred Shares	Other(3)	73,145	$13.76 (3)	$1,006,475.20(3)	0.00013810	$139.00(3)
	Other	Rights to purchase Common Shares(2)	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	Equity	Common Shares, $0.01 par value per share	—	—	—	—	—	—	—	—	—	—
	Total Offering Amounts					$169,737,074.20		$23,440.70
	Total Fees Previously Paid							$139.00
	Total Fee Offsets							—
	Net Fee Due							$23,301.70

(1)	The Registrant is relying upon Rule 457(c) under the Securities Act of 1933 (“Securities Act”) to calculate the registration fee. The maximum aggregate offering price is estimated solely for purposes of determining the registration fee based on the average of the high and low sales prices of the shares of Common Shares, as reported by the New York Stock Exchange January 14, 2026, in accordance with Rule 457(c) under the Securities Act. The proposed maximum offering price per security will be determined from time to time by the Registrant in connection with the sale by the Registrant of the securities registered under this Registration Statement.

(2)	No separate consideration will be received by the Registrant. Any shares issued pursuant to an offering of rights to purchase Common Shares, including any shares issued pursuant to an over-subscription privilege or a secondary over-subscription privilege, will be shares registered under this Registration Statement.

(3)	The Registrant previously paid $139.00 in filing fees in reliance on Rule 457(c) under the Securities Act in connection with the initial filing of this Registration Statement on November 17, 2025. The maximum aggregate offering price was estimated solely for purposes of determining the registration fee based on the average of the high and low sales prices of the shares of Common Shares, as reported by the New York Stock Exchange on November 11, 2025, in accordance with Rule 457(c) under the Securities Act.

N/A N/A — 333-291585